Exhibit 99.1
May 25, 2023

NGL Energy Partners LP
Attn: H. Michael Krimbill, CEO
6120 S. Yale Ave., Suite 805
Tulsa, OK 74136

Re: Resignation

Dear Mike:

I am tendering my resignation from the Board of Directors of NGL Energy Holdings LLC, effective June 2, 2023. Of course, until then, I am happy to continue to fully participate on the Audit and Compensation Committees. It has been my pleasure to work alongside you and all the other Board members.

I am grateful to be leaving the Board at a point in time where I believe NGL's future is bright. I am confident that the financial and operational goals management and the Board have set will be achieved by management and this Board's dedicated and talented members.

Again, thank you for the opportunity to work with such a great team. I look forward to following the continued success of NGL.

Respectfully,

/s/ Steve Cropper

Steve Cropper